Exhibit 5.1

                         L. STEPHEN ALBRIGHT LETTERHEAD

                                 January 6, 2005


ENHANCE BIOTECH, INC.
712 Fifth Avenue, 19th Floor
New York, New York   10019

Re: Enhance Biotech, Inc. ("Company" or "Registrant"), Registration of 234,172 Shares on Form S-8 Registration Statement ("Registration Statement")

Gentlemen:

      My opinion has been requested in connection with the registration of Two Hundred Thirty Four Thousand One Hundred Seventy Two (234,172) shares of common stock of the Company (the "Shares") which are issuable by the Registrant pursuant to the Company's plan to compensate advisors who assisted in its acquisition of Ardent Pharmaceuticals, Inc. (the "Plan"). The Shares are being registered on a Form S-8 Registration Statement to which this opinion is appended as an exhibit to the Registration Statement. Pursuant to the Plan, the Shares will be restricted as to transfer through February 10, 2005, thereafter there will be no restrictions imposed on the transfer and sale of the Shares.

      I have examined such corporate records and other documents and made such examination of law as we have deemed relevant. Based on and subject to the above, it is my opinion that the Shares, when issued pursuant to terms of the Plan, will be duly authorized, legally issued, fully paid and non-assessable.

      I am a member of the Bar of the State of California and do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Exhibits" in the Registration Statement.

                                                   Very truly yours,

                                                   L. STEPHEN ALBRIGHT